THE YACKTMAN FUNDS, INC.

                     YACKTMAN BEGINS PROXY FIGHT IN ATTEMPT
                       TO CONTROL YOUR BOARD OF DIRECTORS

                                                                October 29, 1998

Dear Fellow Shareholder:

         In an unprecedented move by Donald Yacktman and his Yacktman Asset Management Company ("Yacktman") to protect its lucrative management contract (worth $6,500,000 in fees in 1997), Yacktman launched a proxy fight to oust your Funds' Independent Directors at a proposed Special Meeting of Shareholders on November 24, 1998.

         WE URGE YOU TO DISCARD ANY BLUE YACKTMAN PROXY CARDS THAT YOU MAY RECEIVE DURING THE NEXT SEVERAL WEEKS AND SUPPORT YOUR CURRENT INDEPENDENT DIRECTORS BY FILLING OUT AND RETURNING YOUR FUNDS' WHITE PROXY CARD IN THE ENCLOSED PRE-PAID ENVELOPE.

         Yacktman's plan is to take control of your Funds' Board of Directors in an attempt to escape the watchful eyes of the Independent Directors.

 YOUR INDEPENDENT DIRECTORS' ROLE IS TO PROTECT YOUR INTEREST AS SHAREHOLDERS,
           NOT THE INTERESTS OF YACKTMAN AND OTHER SERVICE PROVIDERS

Please consider the following:

o The Independent Directors are your "INDEPENDENT WATCHDOGS", charged by the United States Supreme Court and the Investment Company Act to look after your interests.

o *". . . Independent Directors . . . are really the investors' first line of defense against abuses."

o *"All Independent Directors may be called upon to take significant action in their companies at some point."

        YACKTMAN RECEIVED MILLIONS IN FEES WHILE THE FUNDS' SHAREHOLDERS FAILED TO CAPITALIZE FULLY ON THE BIGGEST BULL MARKET IN HISTORY

o Yacktman has received, during the tenure of its advisory contract, total fees in the amount of almost $20 million while each Independent Director received an aggregate $37,000 in compensation -- Who really, to use Donald Yacktman's term, is motivated to "perpetuate" their current position?

o While Yacktman made millions of dollars in advisory fees from The Yacktman Funds, we the shareholders saw our Funds perform dismally, actually losing money in an upmarket in the last 12 months.


* SEC Chairman Arthur Levitt's remarks to the Directors' College and the Investment Company Institute.

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

                       The                  S&P's
                     Yacktman             Composite
                   Fund Average          Index of 500           The Yacktman       Percent of Funds
                      Annual             Stocks Annual           Fund Lipper       Outperforming the
Time Period           Returns              Returns                Rankings*         Yacktman Fund*
----------------------------------------------------------------------------------------------------

Three months
Ended 9/30/98          -16.4%               -9.9%               707 OUT OF 827             85%

Year-to-date
(1/1/98-9/30/98)       -13.3%                6.0%               717 OUT OF 763             94%

One Year
(10/1/95-9/30/98)      -15.7%                9.0%               676 OUT OF 714             95%

Three Years
(10/1/95-9/30/98)       10.8%               22.6%               417 OUT OF 449             93%

Five Years
(10/1/93-9/30/98)       14.7%               19.9%               186 OUT OF 289             64%

Since Inception
(7/6/92)                 9.8%               18.3%                     N/A                  N/A


*Lipper rankings are out of the total number of funds in the Lipper Growth and Income fund category for the time period specified. Source: Lipper Analytical Services.
N/A means not applicable.

                           YACKTMAN'S BIGGEST MISTAKE

         Donald Yacktman's biggest mistake, according to his own proxy statement, was that he . . . "LET JON CARLSON (WHO IS NOW AN INDEPENDENT DIRECTOR AND THE FUNDS' PRESIDENT) CHOOSE THE NON-MANAGEMENT DIRECTORS". In our opinion this was not Donald Yacktman's biggest mistake. HIS BIGGEST MISTAKE WAS TO THINK THAT THE INDEPENDENT DIRECTORS WOULD BE A RUBBER STAMP BOARD AND THAT YACKTMAN COULD CONTROL THEM.

         YOUR INDEPENDENT DIRECTORS NEVER WERE AND NEVER WILL BE PART OF A RUBBER STAMP BOARD. THEY ARE COMMITTED BY INTEGRITY AND THE LAW TO DO EVERYTHING IN THEIR POWER TO PROTECT THE INTEREST OF THE FUNDS' SHAREHOLDERS.

         If the differences between the Funds and Yacktman are irreconcilable -- as Yacktman implied in its proxy statement -- the Funds' Board of Directors will consider its alternatives, including hiring a successor investment adviser. IN SELECTING A SUCCESSOR, THE BOARD INTENDS TO SELECT AN ADVISER WITH A HIGHLY COMPETITIVE PERFORMANCE RECORD, A SOLID ORGANIZATION WITH A DEEP AND EXPERIENCED PROFESSIONAL STAFF, AND AN INVESTMENT APPROACH AND PHILOSOPHY THAT MEETS THE EXPECTATIONS OF THE FUNDS' SHAREHOLDERS. Any new adviser selected would ultimately be submitted to the shareholders of the Funds for their approval.

         Please, complete, sign and date the enclosed WHITE proxy card and return it to The Yacktman Funds as soon as possible. If you inadvertently returned a BLUE proxy card, you have every right to change your mind and cancel it. When you return our WHITE proxy card it will automatically rescind your previously mailed BLUE card.

         We thank you for your continued support and encourage you to call The Yacktman Funds at 1-800-248-5976 if you need assistance. We will keep you informed as further developments occur.

                                             The Board of Directors*
                                             The Yacktman Funds, Inc.

*Messrs. Yacktman and Ball dissenting.

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